                                   EXHIBIT 11

                        CINCINNATI FINANCIAL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                        FOR THE QUARTER ENDED MARCH 31,
                  (in thousands except for per share amounts)

                                                          1997        1996
                                                          ----        ----
Weighted average shares outstanding                      55,479      55,730

Equivalent shares assumed to be outstanding for:
    Stock options                                           339         294
    Convertible debentures                                1,788       1,792
                                                        -------     -------
Number of shares for primary
  computation                                            57,606      57,816

Other dilutive equivalent shares--
  stock options                                              46          21
                                                        -------     -------
Number of shares assuming full
  dilution                                               57,652      57,837
                                                        =======     =======

Net income                                              $74,047     $59,448
Interest on convertible debentures--
  net of tax                                                713         715
                                                        -------     -------

Net income for per share computation                    $74,760     $60,163
                                                        =======     =======

Earnings per share:
  Primary                                               $  1.30     $  1.04
                                                        =======     =======
  Fully Diluted                                         $  1.30     $  1.04
                                                        =======     =======


10Q/sa